EXHIBIT 5.21

[Letterhead of Bell Gully]

Reynolds Group Holdings Limited	FROM	Murray King
Level Nine	DDI	64 9 916 8971
148 Quay Street	EMAIL	murray.king@bellgully.com
Auckland 1010	MATTER NO.	02-359-3025
New Zealand	DATE	19 December 2012

Reynolds Group Issuer Inc. c/o National Registered Agents, Inc. 160 Greentree Drive, Suite 101 Dover Delaware 19904 United States of America	Reynolds Group Issuer LLC c/o National Registered Agents, Inc 160 Greentree Drive, Suite 101 Dover Delaware 19904 United States of America

Reynolds Group Issuer (Luxembourg) S.A. 6C Rue Gabriel Lippmann L-5365 Munsbach Grand Duchy of Luxembourg	Whakatane Mill Limited Level Nine 148 Quay Street Auckland 1010 New Zealand

Dear Sirs

Registration Statement on Form F-4

1.	Introduction

1.1	We have acted as special New Zealand counsel to Reynolds Group Holdings Limited and Whakatane Mill Limited (the Companies), in connection with the offer to exchange (the Exchange Offer) by Reynolds Group Issuer Inc., Reynolds Group Issuer LLC and Reynolds Group Issuer (Luxembourg) S.A. as issuers (the Issuers) of US$3,250,000,000 aggregate principal amount of 5.750% Senior Notes due 2020 (the Exchange Notes) which are being registered under the Securities Act, for its existing 5.750% Senior Notes due 2020 (the Old Notes), as described in the Registration Statement on Form F-4 relating to the Exchange Offer (as amended or supplemented, the Registration Statement), initially filed with the United States Securities and Exchange Commission (the Commission) on 5 December 2012.

1.2	The Old Notes were issued, and the Exchange Notes are proposed to be issued, under the indenture dated as of 28 September 2012 (the Indenture), among the Issuers, The Bank of New York Mellon, as trustee, principal paying agent, transfer agent, registrar and collateral agent, The Bank of New York Mellon, London Branch, as paying agent and Wilmington Trust (London) Limited as additional collateral agent as supplemented by the First Senior Secured Notes Supplemental Indenture, dated as of 7 November 2012, among the Issuers the guarantors named therein, The Bank of New York Mellon as trustee, principal paying agent, transfer agent, registrar and collateral agent and Wilmington Trust (London) Limited as additional collateral agent (the Supplemental Indenture).

1.3	For the purposes of this opinion the Indenture and the Supplemental Indenture are each a Document, together, the Documents.

1.4	The terms of the Exchange Notes to be issued are substantially identical to the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes. The Old Notes are, and the Exchange Notes will be, fully and unconditionally guaranteed by each of the Subsidiary Guarantors (as defined in the Indenture) on a senior basis.

1.5	The Indenture and the Supplemental Indenture are exhibits to the Registration Statement.

2.	Documents

2.1	We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including:

(a)	the Indenture and the Supplemental Indenture;

(b)	certificates dated 28 September 2012 and 7 November 2012 respectively given by a director of each Company (each, an Officer’s Certificate); and

(c)	a copy of the constitution, and certain other filed documents of each Company as disclosed in an online search of the public records of each Company on 13 December 2012 and updated on the date of this opinion.

In rendering such opinion, we have relied as to factual matters upon the representations, warranties and other statements made in the Indenture.

3.	Scope of Opinion

This opinion:

(a)	relates solely to New Zealand law in force on the date of this opinion;

(b)	is given on the basis that it will be construed in accordance with New Zealand law; and

(c)	relates solely to matters of law.

4.	Assumptions

In our examination, we have assumed, without any independent verification:

(a)	the authenticity of all signatures, seals and markings on, and the authenticity, completeness and conformity to the original of, the copy and counterpart documents examined by us;

(b)	that each statement of fact in each Officer’s Certificate (other than the paragraph in relation to due execution) is and remains complete and accurate in all respects, and is not misleading; and

(c)	that the information obtained from the searches referred to in paragraph 2.1(c) is complete and accurate.

5.	Opinion

Based upon the foregoing, and subject to the exceptions, qualifications, limitations and assumptions herein set forth, we are of the opinion that:

(a)	each Company is duly incorporated, is validly existing and is a registered company under the Companies Act 1993 of New Zealand;

(b)	each Company has full power and authority, and all necessary regulatory and statutory consents and approvals to execute and perform its obligations under each Document to which it is a party;

(c)	the execution by each Company of, and the performance by each Company of its obligations under, each Document to which it is a party has been duly authorised by all requisite corporate action on the part of each Company;

(d)	each Company has duly executed each Document to which it is party in accordance with the Companies Act 1993; and

(e)	the execution by each Company of, and performance by each Company of its obligations under each Document to which it is a party and compliance by each Company with all of the provisions thereof, will not result in a breach or violation of:

(i)	any of the terms and provisions of, or constitute a default under, any statute, any rule, regulation or, any order of any governmental agency or body or any court of New Zealand having jurisdiction over a Company or any of its properties; or

(ii)	the constitution of a Company.

6.	Reliance and Filing

6.1	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm under the heading “Validity of the Securities” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

6.2	The foregoing opinion is rendered as of the date hereof and we assume no obligation to update such opinion to reflect any facts or circumstances which may come to our attention after the date of effectiveness of the Registration Statement or any change in law which may occur after the date of effectiveness of the Registration Statement.

6.3	This opinion is addressed to you for the purposes of the Exchange Offer and may be relied on by purchasers of the Exchange Notes. Debevoise & Plimpton LLP may rely on this opinion with respect to matters of New Zealand law for the purposes of its opinion filed as an exhibit to the Registration Statement, as if the opinion had been addressed to it.

This opinion is strictly limited to the matters stated in it. It does not apply by implication to other matters.

Yours faithfully

/s/ Bell Gully

Bell Gully

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